 CONSENT OF INDEPENDENT AUDITORS [COMPANY LOGO] ANDERSEN ANDERSEN and STRONG, L.C. October 24, 2001 CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS As independent public accountants, we hereby consent to the use and incorporation by reference in this Registration Statement on Form S-8 of our audit report dated April 16, 2001, which appears on page 29 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, of our audits of the Company's financial statements for the years ended December 31, 2000 and 1999, and the period August 19, 1907 (date of inception) to December 31, 2000, and to all references to our Firm, included in or made a part of this Form S-8 Registration Statement. /s/ ANDERSEN ANDERSEN and STRONG, L.C. Salt Lake City, Utah ------------------------------------------- October 24, 2001 Andersen Andersen and Strong, L.C.